Exhibit 99.1
                                                               November 26, 2006


PERSONAL AND CONFIDENTIAL

Mr. Peter Quick
Lead Director, Independent Committee
Board of Directors
Reckson Associates Realty Corp.
625 Reckson Plaza
Uniondale, NY 11556

Dear Mr. Quick:

           On behalf of Rome Acquisition Limited Partnership ("Rome"), a partnership formed between WH Rome Partners LLC, Harry and William S. Macklowe's entity, and Meadow Star LLC, an entity indirectly wholly-owned by American Real Estate Partners LP, which is 90% owned by Carl C. Icahn, we are pleased to confirm Rome's interest in acquiring all of the outstanding shares and units of Reckson Associates Realty Corp. and Reckson Operating Partnership, L.P. (together, "Reckson") in a transaction that provides Reckson shareholders and unitholders with value superior to the current transaction with SL Green.

           Subject to satisfactory completion of our due diligence, we are prepared to acquire all the outstanding shares and units of Reckson for $49.00 per share (or unit) in cash. We, our financial and legal advisors, lenders and third party consultants continue to work toward completion of due diligence and anticipate delivering a definitive, binding proposal, in the form of an executed definitive acquisition agreement along with binding commitments from our lenders, by no later than Monday, December 4, 2006. This timing is in accordance with the timeline set forth in our November 15th letter. In that letter, we accounted for the Thanksgiving holiday and requested 10 business days from the commencement of due diligence to complete our work. Our timing does not in any way delay the scheduled closing of the current transaction with SL Green, which by the terms of the SL Green merger agreement cannot close prior to January 2, 2007. Furthermore, and as we indicated in our prior letter, we are willingto sign an agreement substantially in the same form as Reckson's merger agreement with SL Green (with such changes as are customary to reflect that our proposal is all cash), and consequently, it will not contain any financing condition.

           In anticipation of executing a definitive agreement and closing our proposed transaction with Reckson, we will fund Rome with $1,200,000,000 as of the close of business on Monday, November 27, 2006. This amount of equity, when combined with the debt financing expected to be provided by our lenders, would satisfy all of the funding needed to close our proposed transaction. Also on Monday, Rome will make a filing on Schedule 13D disclosing the terms of our partnership and setting forth information concerning our ownership of shares of Reckson. As of November 24, 2006, Macklowe affiliates and Icahn affiliates owned an aggregate of in excess of 5% of Reckson's outstanding shares, as will be shown on the 13D filing.



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           We continue to be enthusiastic  about a transaction  with Reckson and believe the terms of our proposal will provide the best way to maximize value for your shareholders.



                                       -2-
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Very truly yours.

ROME ACQUISITION LIMITED PARTNERSHIP

by:   MEADOW STAR LLC
      as General Partner

      by:  /S/ CARL C. ICAHN
           -------------------------
           Name:  Carl C. Icahn
           Title:  Chairman

by:   WH ROME PARTNERS LLC
      as General Partner

      by:  WH ROME INC.
           its Managing Member


      by:/S/ HARRY MACKLOWE             by:/S/ WILLIAM S. MACKLOWE
         ---------------------             --------------------------
         Name:  Harry Macklowe             Name:  William S. Macklowe
         Title:  President                 Title:  Vice President







  [signature page to letter dated November 26, 2006 to Peter Quick re Reckson]


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